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                                                                    EXHIBIT 12.1

                       Ratio of Earnings to Fixed Charges
                         ( In thousands, except ratios)

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
                                                                                                                      Three Months
                                                                        Year Ended                                       Ended
                                         --------------------------------------------------------------------------   ------------
                                           December       December       December        December        December       April 3,
                                             2000           2001           2002            2003            2004           2005
                                         ------------   ------------   ------------    ------------    ------------   ------------
Earnings:
Income from continuing operations
  before income taxes per
  consolidated statement of operations   $     49,212   $     40,168   $     50,218    $     58,742    $     72,672   $     19,120
Add (less) Minority Interest
  Minority interest                               105            198           (117)           (554)          1,203             65
Add:
  Interest expense                              9,897          9,422          8,692          12,108          10,564          2,521
  Portion of rent representative of
  an interest factor                              665            706            820           1,155           1,155            286
                                         ------------   ------------   ------------    ------------    ------------   ------------

Adjusted income before income taxes      $     59,879   $     50,494   $     59,613    $     71,451    $     85,594   $     21,992
                                         ------------   ------------   ------------    ------------    ------------   ------------

Fixed Charges:
  Interest expense                       $      9,897   $      9,422   $      8,692    $     12,108    $     10,564   $      2,521
  Portion of rent representative of
  an interest factor                              665            706            820           1,155           1,155            286
                                         ------------   ------------   ------------    ------------    ------------   ------------
                                         $     10,562   $     10,128   $      9,512    $     13,263    $     11,719   $      2,807
                                         ------------   ------------   ------------    ------------    ------------   ------------

Ratio of earnings to fixed charges                5.7            5.0            6.3             5.4             7.3            7.8
                                         ------------   ------------   ------------    ------------    ------------   ------------
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